Exhibit 10.5

RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER THE MONOTYPE IMAGING HOLDINGS INC.

THIRD AMENDED AND RESTATED 2007 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:	Name
Address of Grantee:	Address
No. of Restricted Stock Units:	# of Restricted Stock Units
Grant Date:	Grant Date

Pursuant to the Monotype Imaging Holdings Inc. Third Amended and Restated 2007 Stock Option and Incentive Plan (the “Plan”) as amended through the date hereof, Monotype Imaging Holdings Inc. (the “Company”) hereby grants a Restricted Stock Unit Award (an “Award”) to the Grantee named above. Upon acceptance of this Award, the Grantee shall receive the number of Restricted Stock Units listed above, subject to the restrictions and conditions set forth herein and in the Plan. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.001 per share (the “Stock”) of the Company. The Company acknowledges the receipt from the Grantee of consideration equal to the par value of the Shares underlying the Award in the form of cash, past or future services rendered to the Company by the Grantee or such other form of consideration as is acceptable to the Company.

1. Making of Award; Issuance of Shares of Stock.

(a) This award is deemed to be made on the date the key terms of the grant are communicated to the Grantee either (i) by email, (ii) in writing, or (iii) through posting in the Grantee’s online E*TRADE brokerage account with respect to Company equity awards.

(b) Within 30 days following each Vesting Date (as defined below), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 3 below. Such shares shall be issued by the Company’s transfer agent in book entry form, and the Grantee’s name shall be entered as the stockholder of record on the books of the Company and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.

2. Restrictions and Conditions.

(a) This Award may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 3 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

(b) If the Grantee’s employment with the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason (including death) prior to satisfaction of vesting conditions set forth in Paragraph 3 below, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited and returned to the Company.

3. Vesting of Restricted Stock Units. The restrictions and conditions in Paragraph 2 of this Agreement shall lapse [on the date(s) specified in the following schedule] [on satisfaction of the conditions set forth below] so long as the Grantee remains an employee of the Company or a Subsidiary [on such date(s)] [upon satisfaction of such conditions]. If a series of vesting [dates] [conditions] is specified, then the restrictions and conditions in Paragraph 2 shall lapse only with respect to the number of Restricted Stock Units specified as vested [on such date] [upon the satisfaction of such conditions].

[vesting schedule/performance conditions]

4. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

5. Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

6. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any federal, state, and local taxes required by law to be withheld on account of such taxable event. The Grantee may elect to have the required tax withholding obligation satisfied, up to the highest applicable rate, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued.

7. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

8. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

9. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

MONOTYPE IMAGING HOLDINGS INC.

By:
Name:
Title: